ASPIRIANT TRUST
INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 25th day of March 2015, between Aspiriant, LLC (the “Adviser”) and Equity Investment Corporation (the “Sub-Adviser”).
WHEREAS, Aspiriant Trust (the “Trust”), a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement with the Trust (the “Advisory Agreement”) pursuant to which the Adviser acts as investment adviser to the series of the Trust; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to each series of the Trust listed on Schedule A (each a “Fund”), as such schedule may be amended from time to time by the parties hereto, and the Sub-Adviser is willing to render such investment advisory services;

NOW, THEREFORE, the parties hereto agree as follows:

1.         Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage that portion of the securities and other assets of a Fund allocated to it hereunder (the “Assets”) and maintained in a distinct separate account (“Sub-Account”), including the purchase, retention and disposition of the Assets in accordance with the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s then current prospectus and statement of additional information, as may be amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)        The Sub-Adviser will provide investment advisory services to a Fund, but only as to the Assets, and shall, in such capacity, determine from time to time what Assets will be purchased, retained, or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash, subject to the direction of the Adviser and the Board of Trustees of the Trust, provided such direction is provided to the Sub-Adviser in writing.

(b)        In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust, the Prospectus, and the instructions and directions of the Adviser and of the Board of Trustees of the Trust, which are provided to the Sub-Adviser in writing, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)        The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) above and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct in writing from time to time, in conformity with all federal securities laws; provided, however, that if brokerage is directed by the Board of Trustees or the Adviser, the Sub-Adviser shall select the brokers or dealers as directed.  In executing transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best execution of all transactions.  In assessing the best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, the total transaction price (including dealer spreads or commissions), the execution capabilities required, speed, efficiency and confidentiality of execution, the broker’s or dealer’s facilities, reliability, access to markets for the securities being traded, reputation, the broker’s or dealer’s ability to satisfy the timing, size and execution requirements for a particular transaction, the broker’s or dealer’s familiarity with potential buyers and sellers of particular securities, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  The Sub-Adviser generally will seek competitive commission rates but will not necessarily attempt to obtain the lowest possible commission for transactions relating to the Assets.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)).  Consistent with any guidelines established by the Trust and Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction relating to the Assets that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund.  The Sub-Adviser shall not be required to solicit competitive bids for any given transaction.  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser, or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser, or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)        The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10), and (b)(11) and paragraph (f) of Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request from the Sub-Adviser in writing.

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act and requested by the Adviser in writing.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC and requested by the Adviser in writing.  The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)        The Assets will be custodied by a third-party qualified custodian designated by the Trust.  The Sub-Adviser will not serve as a custodian for the Assets.  The Sub-Adviser shall have no responsibility, duty or obligation with respect to the selection of the custodian for the Assets, custody agreements, or the acts, omissions or the conduct of the custodian.  The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Adviser with such information upon request by the Adviser.  The Adviser or custodian shall provide the Sub-Adviser with a statement of the Assets in the Sub-Account and with reasonable advance notice of any additions or withdrawals of Assets.  The Sub-Adviser is authorized to give instructions to the custodian of the Assets to effect transactions with respect to such Assets, provided that the Sub-Adviser provides to the Adviser, on a current and ongoing basis, the names of the Sub-Adviser’s employees that the Sub-Adviser authorizes to act on its behalf.

(f)        The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others as long as such services do not impair the services rendered to the Adviser or the Trust.  It is understood and agreed that the Sub-Adviser renders investment management and related services to others who may or may not have investment policies, objectives, and investments similar to those of a Fund, and that the Sub-Adviser may continue to give advice and take action on behalf of such clients that may differ from advice given to, or the timing or nature of action taken with respect to, a Fund.

(g)        The Sub-Adviser shall promptly notify the Adviser and the Board of Trustees of the Trust of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)        The Sub-Adviser shall be responsible for reviewing proxy solicitation materials and voting and handling proxies in relation to the securities held as Assets in a Fund, provided that all materials relating to the foregoing are timely forwarded to the Sub-Adviser or its designated proxy server.  The Adviser will arrange for a Fund’s custodian to promptly forward to the Sub-Adviser all communications received by the custodian and pertaining to any of the Assets that are subject to the Sub-Adviser’s proxy voting responsibility.  These communications include annual reports, voluntary corporate actions, proxy statements, and proxies executed in blank by the custodian.  The Sub-Adviser shall not be required to take any action on behalf of a Fund with respect to securities presently or formerly held in a Sub-Account that become subject to legal proceedings, including bankruptcies, rights offer, tender offers, or class actions.

(i)         In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a fund that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund.  The Sub-Adviser shall not provide investment advice with respect to any assets of a Fund other than the Assets.  Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s control affiliates, partners, officers or employees.

(j)         If requested by the Adviser in writing, the Sub-Adviser will provide the Adviser with a copy of Part 2 of the Sub-Adviser’s Form ADV or a copy of a brochure that meets the requirements of Rule 204-3(a) under the Investment Advisers Act of 1940 (the “Advisers Act”), together with any applicable supplements, including Form ADV Part 2B, describing the Sub-Adviser (the “Brochure”) and a copy of the Sub-Adviser’s privacy notice that complies with Regulation S-P (“Privacy Notice”).  On an annual basis thereafter and without charge, if requested by the Adviser in writing, the Sub-Adviser will provide the Adviser a copy of the current Part 2 of the Sub-Adviser’s Form ADV or a copy of the Sub-Adviser’s current Brochure and a copy of the Sub-Adviser’s current Privacy Notice.

2.         Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to a Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust, the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.  If required by applicable law, the Adviser will furnish to each Fund a copy of Part 2 of the Sub-Adviser’s Form ADV or a copy of the Sub-Adviser’s Brochure and a copy of the Sub-Adviser’s Privacy Notice at least 48 hours before the Adviser allocates any of a Fund’s Assets to the Sub-Adviser.  If required by applicable law, the Adviser will deliver, without charge, a copy of the current Part 2 of the Sub-Adviser’s Form ADV or a copy of the Sub-Adviser’s current Brochure and a copy of the Sub-Adviser’s current Privacy Notice upon request of a Fund.  The Adviser will furnish the Sub-Adviser with such documentation evidencing any such deliveries or offers of Part 2 of the Sub-Adviser’s Form ADV or the Brochure and Privacy Notice to Funds as the Sub-Adviser may reasonably request.

3.         Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)        the Trust’s Declaration of Trust as in effect on the date of this Agreement and as amended from time to time;

(b)        the Trust’s By-Laws as in effect on the date of this Agreement and as amended from time to time;

(c)        the Fund’s Prospectus; and

(d)        the resolution of the Trust’s Board of Trustees approving the appointment of the Sub-Adviser.

4.         Compensation to the Sub-Adviser.  For the services provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee paid to the Sub-Adviser monthly in arrears at the annual rate set forth on Schedule A hereto, as such schedule may be amended from time to time by the parties hereto, and calculated based on the average daily net asset value of the Assets under the Sub-Adviser’s management.  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

5.         Indemnification.  The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith, or negligence, or to the reckless disregard of its duties under this Agreement.

6.         Duration and Termination.  This Agreement shall continue in effect for a period of more than two years only so long as continuance as to a Fund is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund without payment of any penalty (a) by the Fund at any time by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time on 60 days written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time on 90 days written notice to the Adviser.  This Agreement shall terminate automatically and immediately in the event of its assignment or in the event of a termination of the Advisory Agreement with the Trust.  In the event of a termination of the Advisory Agreement, the Adviser shall promptly notify the Sub-Adviser.  As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.          Standard of Care; Liability.

 (a)       The Sub-Adviser will exercise the degree of due care, skill, prudence and diligence, under the circumstances then prevailing, that is consistent with what a professional investment adviser, acting in a like capacity, familiar with such matters and employing sound business practices, would use in managing an investment advisory account.

 (b)       The Sub-Adviser will have no responsibility whatsoever for the management of any assets of a Fund other than the Assets. The Sub-Adviser will incur no liability for any loss or other damage that may result from the management of a Fund’s other assets.

(c)        Except as otherwise set forth in this Agreement, neither party will be liable to the other party for any loss suffered due to an error of judgment in the performance of its obligations under this Agreement, except a loss directly resulting from:

(1)        with respect to the Sub-Adviser, failing to conform to the standard of care contained in subparagraph (a) above;

(2)        any other material breach of its obligations, representations and warranties under this Agreement; or

(3)        any willful misconduct, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement.

Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver of any federal securities or other relevant laws whose applicability is not permitted to be contractually waived.

8.         Performance.  The Sub-Adviser does not guarantee the performance of the Assets, or any specific level of performance, or the success of any investment decision or strategy that the Sub-Adviser may use.

9.         Representations and Warranties.

(a)        The Adviser represents and warrants to the Sub-Adviser that:

(1)        the Adviser is registered as an investment adviser under the Advisers Act and its registration is currently effective;

(2)        the Adviser has been duly authorized by each Fund to appoint the Sub-Adviser to manage the Assets of the Fund and to enter into this Agreement with respect to the Fund;

(3)        the Adviser is authorized to provide the Sub-Adviser with information about each Fund’s investment restrictions, if any;

(4)        the Sub-Adviser may rely on the instructions and directions of the Adviser without independent investigation and the Adviser has been duly authorized by each Fund to provide instructions and directions to the Sub-Adviser with respect to the Assets, including the instructions and directions set forth in the Agreement;

(5)        the Adviser is duly formed and in good standing under the laws of the state of its organization and has the power and authority to enter into this Agreement;

(6)        all actions necessary for the Adviser to enter into this Agreement have been taken such that this Agreement constitutes the Adviser’s valid and binding agreement, enforceable in accordance with its terms; and

(7)        to the best of its knowledge, neither the Adviser nor any of its members, officers or employees is subject to any pending or threatened investigation, administrative action, civil action or litigation, enforcement order, injunction, cease and desist order, criminal or grand jury proceeding, penalty, fine, sanction or other disciplinary action by any government or quasi-governmental agency or self-regulatory organization that, if determined adversely to the Adviser, could individually or in the aggregate materially affect the Adviser’s ability to perform its obligations under this Agreement.

(b)        The Sub-Adviser represents and warrants to the Adviser that:

(1)        the Sub-Adviser is registered as an investment adviser under the Advisers Act and its registration is currently effective;

(2)        the Sub-Adviser is duly formed and in good standing under the laws of the state of its organization and has the power and authority to enter into this Agreement;

(3)        all actions necessary for the Sub-Adviser to enter into this Agreement have been taken such that this Agreement constitutes the Sub-Adviser’s valid and binding agreement, enforceable in accordance with its terms; and

(4)        to the best of its knowledge, neither the Sub-Adviser nor any of its members, officers or employees is subject to any pending or threatened investigation, administrative action, civil action or litigation, enforcement order, injunction, cease and desist order, criminal or grand jury proceeding, penalty, fine, sanction or other disciplinary action by any government or quasi-governmental agency or self-regulatory organization that, if determined adversely to it, could individually or in the aggregate materially affect its ability to perform its obligations under this Agreement.

10.       Governing Law.  This Agreement shall be governed by the internal laws of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11.       Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.       Notice.  Any notice, advice, or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified, or overnight mail, postage prepaid, and addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Aspiriant, LLC 11100 Santa Monica Blvd Suite 600 Los Angeles, CA 90025 Attn: Chief Executive Officer and Chief Investment Officer

To the Sub-Adviser at:	Equity Investment Corporation 3007 Piedmont Road NE Suite 200 Atlanta, GA 30305 Attn: Chief Compliance Officer

13.       Non-Hire/Non-Solicitation.  The Sub-Adviser hereby agrees that so long as the Sub-Adviser provides services to the Adviser or the Trust and for a period of one year following the date on which the Sub-Adviser ceases to provide services to the Adviser and the Trust, the Sub-Adviser shall not for any reason, directly or indirectly, on the Sub-Adviser’s own behalf or on behalf of others, hire any person employed by the Adviser, whether or not such person is a full-time employee or whether or not any person’s employment is pursuant to a written agreement or is at will.  The Sub-Adviser further agrees that, to the extent that the Sub-Adviser breaches the covenant described in this paragraph, the Adviser shall be entitled to pursue all appropriate remedies in law or equity.

14.       Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

15.       Miscellaneous.

(a)        Notice is hereby given that the obligations of this Agreement are not binding upon any of the Trustees, officers, or shareholders of a Fund or the Trust.

(b)        Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

(c)        In the event that this Agreement is made applicable to any additional funds by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such fund so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such fund shall be the execution date of the relevant schedule.  In the event the terms of this Agreement are applicable to more than one fund, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ASPIRIANT, LLC

By:	/s/ John D. Allen

Name:	John D. Allen

Title:	Chief Investment Officer

EQUITY INVESTMENT CORPORATION

By:	/s/ James F. Barksdale

Name:	James F. Barksdale

Title:	President

SCHEDULE A
dated March 25, 2015
to the Investment Sub-Advisory Agreement
dated March 25, 2015 between
Aspiriant, LLC and Equity Investment Corporation

Fund	Sub-Advisory Fee*
	Assets	Fee
Aspiriant Risk-Managed Global Equity Fund